                                 SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998


ITEM 1(A)    NAME OF ISSUER
             Boardwalk Equities Inc.

ITEM 1(B)    ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
             Boardwalk Equities Inc.
             Suite 200, 1501 1St. Street SW
             Calgary, AB T2ROW1 Canada

ITEM 2(A)    NAME OF PERSON FILING
             DAVIS SELECTED ADVISERS, L.P. FOR
             Baltimore Gas & Electric Pension Plan
             Davis Growth & Income Fund
             Davis New York Venture Fund
             Davis Real Estate Fund
             Davis Value Fund
             Mt. Sinai
             Mt. Sinai Operating Fund
             New England Zenith Annuity
             SICAV Davis Real Estate Fund
             SunAmerica Style Select Large Cap Value Fund
             SunAmerica Style Select Series Fund
             SunAmerica Style Select Trust Fund
             Temple, Texas Firemen's Pension Fund
             Via Metropolitian Transit Retirument Plan

ITEM 2(B)    ADDRESS OF PRINCIPAL BUSINESS OFFICE
             P.O. Box 1688
             124 East Marcy Street
             Santa Fe, NM 87501

ITEM 2(C)    CITIZENSHIP
             Colorado Limited Partnership

ITEM 2(D)    TITLE OF CLASS OF SECURITIES
             Common

ITEM 2(E)    CUSIP NUMBER
             096613104

ITEM 3       FIELD PURSUANT TO RULE 13D-1(B)
             (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                 SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 4       OWNERSHIP
             (A) AMOUNT BENEFICIALLY OWNED                                     2,281,200 shares
             -----------------------------                                     ----------------
             Baltimore Gas & Electric Pension Plan                                                           500
             Davis Growth & Income Fund                                                                  177,900
             Davis New York Venture Fund                                                                 356,600
             Davis Real Estate Fund                                                                    1,466,500
             Davis Value Fund                                                                              1,900
             Mt. Sinai                                                                                       100
             Mt. Sinai Operating Fund                                                                        100
             New England Zenith Annuity                                                                   12,400
             SICAV Davis Real Estate Fund                                                                 19,400
             SunAmerica Style Select Large Cap Value Fund                                                    100
             SunAmerica Style Select Series Fund                                                             700
             SunAmerica Style Select Trust Fund                                                          244,700
             Temple, Texas Firemen's Pension Fund                                                            100
             Via Metropolitian Transit Retirument Plan                                                       200

             (B) PERCENT OF CLASS                                                   5.03%
             --------------------                                                   -----
             Baltimore Gas & Electric Pension Plan                                                       0.0011%
             Davis Growth & Income Fund                                                                  0.3925%
             Davis New York Venture Fund                                                                 0.7868%
             Davis Real Estate Fund                                                                      3.2355%
             Davis Value Fund                                                                            0.0042%
             Mt. Sinai                                                                                   0.0002%
             Mt. Sinai Operating Fund                                                                    0.0002%
             New England Zenith Annuity                                                                  0.0274%
             SICAV Davis Real Estate Fund                                                                0.0428%
             SunAmerica Style Select Large Cap Value Fund                                                0.0002%
             SunAmerica Style Select Series Fund                                                         0.0015%
             SunAmerica Style Select Trust Fund                                                          0.5399%
             Temple, Texas Firemen's Pension Fund                                                        0.0002%
             Via Metropolitian Transit Retirument Plan                                                   0.0004%

                                 SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

             (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                       Davis Selected Advisers, L.P.                           2,281,200

             (II) SHARED POWER TO VOTE TO DIRECT THE VOTE
                       N/A

             (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                       Davis Selected Advisers, L.P.                           2,281,200

             (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                       N/A


ITEM 5       NOT APPLICABLE

ITEM 6       NOT APPLICABLE

ITEM 7       NOT APPLICABLE

ITEM 8       NOT APPLICABLE

ITEM 9       NOT APPLICABLE

ITEM 10      CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


             SIGNATURE /s/ Anthony Frazia
                       ---------------------------------------------------------

             PRINT     Anthony Frazia, Chief Compliance Officer
                       ---------------------------------------------------------

             DATE      January 8, 1999
                       ---------------------------------------------------------

                                 SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998


ITEM 1(A)     NAME OF ISSUER
              Centerpoint Properties, Inc.

ITEM 1(B)     ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
              Centerpoint Porperties, Inc.
              401 North Michigan Avenue, Suite 3000
              Chicago, IL 60611

ITEM 2(A)     NAME OF PERSON FILING
              DAVIS SELECTED ADVISERS, L.P. FOR
              Altanta Gas and Light Company
              Baltimore Gas & Electric Pension Plan
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Central & Southwest
              Davis Convertible Securities Fund
              Davis Growth & Income Fund
              Davis New York Venture Fund
              Davis Real Estate Fund
              Davis Value Fund
              Houston Industries
              J.H. Dehaan FIT/Davis
              Mennen Family Trust
              Mt. Sinai
              Mt. Sinai Operating Fund
              Mutual Protective Insurance Company
              Ned's Island Investment Company
              New England Zenith Annuity
              Selected American Shares Fund
              SICAV Davis Real Estate Fund
              Sons Of The Revolution
              SunAmerica Style Select Large Cap Value Fund
              SunAmerica Style Select Series Fund
              SunAmerica Style Select Trust Fund
              Temple, Texas Firemen's Pension Fund
              Via Metropolitian Transit Retirument Plan
              Volvo Cars of North America

ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE
              P.O. Box 1688
              124 East Marcy Street
              Santa Fe, NM 87501

ITEM 2(C)     CITIZENSHIP
              Colorado Limited Partnership

ITEM 2(D)     TITLE OF CLASS OF SECURITIES
              Common

ITEM 2(E)     CUSIP NUMBER
              151895109

ITEM 3        FIELD PURSUANT TO RULE 13D-1(B)
              (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                 SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 4        OWNERSHIP
              (A) AMOUNT BENEFICIALLY OWNED                                    2,558,350 shares
              -----------------------------                                    ----------------
              Altanta Gas and Light Company                                                          17,000
              Baltimore Gas & Electric Pension Plan                                                   1,700
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                         3,800
              Central & Southwest                                                                    45,900
              Davis Convertible Securities Fund                                                      58,156
              Davis Growth & Income Fund                                                             61,000
              Davis New York Venture Fund                                                           387,100
              Davis Real Estate Fund                                                                272,300
              Davis Value Fund                                                                        7,100
              Houston Industries                                                                     77,600
              Mennen Family Trust                                                                     8,600
              Mt. Sinai                                                                                 100
              Mt. Sinai Operating Fund                                                                  100
              Mutual Protective Insurance Company                                                     3,300
              Ned's Island Investment Company                                                         7,700
              New England Zenith Annuity                                                             13,400
              Selected American Shares Fund                                                       1,451,194
              SICAV Davis Real Estate Fund                                                            7,600
              SunAmerica Style Select Large Cap Value Fund                                              100
              SunAmerica Style Select Series Fund                                                     2,300
              SunAmerica Style Select Trust Fund                                                    126,000
              Temple, Texas Firemen's Pension Fund                                                      100
              Via Metropolitian Transit Retirument Plan                                                 200
              Volvo Cars of North America                                                             6,000

              (B) PERCENT OF CLASS                                                 14.35%
              --------------------                                                 ------
              Altanta Gas and Light Company                                                         0.0953%
              Baltimore Gas & Electric Pension Plan                                                 0.0095%
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                       0.0213%
              Central & Southwest                                                                   0.2574%
              Davis Convertible Securities Fund                                                     0.3262%
              Davis Growth & Income Fund                                                            0.3421%
              Davis New York Venture Fund                                                           2.1709%
              Davis Real Estate Fund                                                                1.5271%
              Davis Value Fund                                                                      0.0398%
              Houston Industries                                                                    0.4352%
              Mennen Family Trust                                                                   0.0482%
              Mt. Sinai                                                                             0.0006%
              Mt. Sinai Operating Fund                                                              0.0006%
              Mutual Protective Insurance Company                                                   0.0185%
              Ned's Island Investment Company                                                       0.0432%
              New England Zenith Annuity                                                            0.0752%
              Selected American Shares Fund                                                         8.1386%
              SICAV Davis Real Estate Fund                                                          0.0426%

                                 SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

              SunAmerica Style Select Large Cap Value Fund                                          0.0006%
              SunAmerica Style Select Series Fund                                                   0.0129%
              SunAmerica Style Select Trust Fund                                                    0.7066%
              Temple, Texas Firemen's Pension Fund                                                  0.0006%
              Via Metropolitian Transit Retirument Plan                                             0.0011%
              Volvo Cars of North America                                                           0.0336%
              SunAmerica Series Trust Real Estate Fund                                              0.0000%

              (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                           Davis Selected Advisers,L.P.                        2,558,350

              (II) SHARED POWER TO VOTE TO DIRECT THE VOTE
                           N/A

              (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                           Davis Selected Advisers, L.P.                       2,558,350

              (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                           N/A


ITEM 5        NOT APPLICABLE

ITEM 6        NOT APPLICABLE

ITEM 7        NOT APPLICABLE

ITEM 8        NOT APPLICABLE

ITEM 9        NOT APPLICABLE

ITEM 10       CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              SIGNATURE /s/ Anthony Frazia
                        --------------------------------------------------------

              PRINT     Anthony Frazia, Chief Compliance Officer
                        --------------------------------------------------------

              DATE      January 8, 1999
                        --------------------------------------------------------

                                 SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998


ITEM 1(A)     NAME OF ISSUER
              Devon Energy Corp.

ITEM 1(B)     ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
              Devon Energy Corp.
              20 North Broadway, Suite 1500
              Oklahomma City, OK 73102-8260

ITEM 2(A)     NAME OF PERSON FILING
              DAVIS SELECTED ADVISERS, L.P. FOR
              Baltimore Gas & Electric Pension Plan
              Davis Convertible SecuritiesFund
              Davis New York Venture Fund
              Davis Value Fund
              Mt. Sinai
              Mt. Sinai Operating Fund
              New England Zenith Annuity
              Ned's Island Investment Company
              SunAmerica Style Select Large Cap Value Fund
              SunAmerica Style Select Series Fund
              SunAmerica Series Trust Fund
              Temple, Texas Firemen's Pension Fund
              Via Metropolitian Transit Retirument Plan

ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE
              P.O. Box 1688
              124 East Marcy Street
              Santa Fe, NM 87501

ITEM 2(C)     CITIZENSHIP
              Colorado Limited Partnership

ITEM 2(D)     TITLE OF CLASS OF SECURITIES
              Common

ITEM 2(E)     CUSIP NUMBER
              251910402

ITEM 3        FIELD PURSUANT TO RULE 13D-1(B)
              (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                 SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 4        OWNERSHIP
              (A) AMOUNT BENEFICIALLY OWNED                                    2,584,500 shares
              -----------------------------                                    ----------------
              Baltimore Gas & Electric Pension Plan                                                         8,700
              Davis Convertible Securities Fund                                                            82,000
              Davis New York Venture Fund                                                               2,063,300
              Davis Value Fund                                                                             40,000
              Mt. Sinai                                                                                     1,900
              Mt. Sinai Operating Fund                                                                      1,000
              New England Zenith Annuity                                                                   72,000
              SunAmerica Style Select Large Cap Value Fund                                                  2,800
              SunAmerica Style Select Series Fund                                                          13,700
              SunAmerica Series Trust Fund                                                                295,200
              Temple, Texas Firemen's Pension Fund                                                            600
              Via Metropolitian Transit Retirument Plan                                                     3,300

              (B) PERCENT OF CLASS                                                  8.00%
              --------------------                                                  -----
              Baltimore Gas & Electric Pension Plan                                                         0.03%
              Davis Convertible SecuritiesFund                                                              0.25%
              Davis New York Venture Fund                                                                   6.38%
              Davis Value Fund                                                                              0.12%
              Mt. Sinai                                                                                     0.01%
              Mt. Sinai Operating Fund                                                                      0.00%
              New England Zenith Annuity                                                                    0.22%
              SunAmerica Style Select Large Cap Value Fund                                                  0.01%
              SunAmerica Style Select SeriesFund                                                            0.04%
              SunAmerica Series Trust Fund                                                                  0.91%
              Temple, Texas Firemen's Pension Fund                                                          0.00%
              Via Metropolitian Transit Retirument Plan                                                     0.01%


                                 SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

              (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
              (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                            Davis Selected Advisers, L.P.                      2,584,500

              (II)  SHARED POWER TO VOTE TO DIRECT THE VOTE
                            N/A
              (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                            Davis Selected Advisers, L.P.                      2,584,500
              (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                            N/A


ITEM 5        NOT APPLICABLE

ITEM 6        NOT APPLICABLE

ITEM 7        NOT APPLICABLE

ITEM 8        NOT APPLICABLE

ITEM 9        NOT APPLICABLE

ITEM 10       CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              SIGNATURE /s/ Anthony Frazia
                        --------------------------------------------------------

              PRINT     Anthony Frazia, Chief Compliance Officer
                        --------------------------------------------------------

              DATE      January 8, 1999
                        --------------------------------------------------------

                                 SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998


ITEM 1(A)     NAME OF ISSUER
              Devon Financial Trust

ITEM 1(B)     ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
              Devon Financial Trust
              20 North Broadway, Suite 1500
              Oklahomma City, OK 73102-8260

ITEM 2(A)     NAME OF PERSON FILING
              DAVIS SELECTED ADVISERS, L.P. FOR
              Altanta Gas and Light Company
              Baltimore Gas & Electric Pension Plan
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Central & Southwest
              Davis Convertible Securities Fund
              Davis New York Venture Fund
              Davis Value Fund
              Houston Industries
              Mt. Sinai
              Mt. Sinai Operating Fund
              Mutual Protective Insurance Company
              Ned's Island Investment Company
              New England Zenith Annuity
              Selected American Shares Fund
              SunAmerica Style Select Large Cap Value Fund
              SunAmerica Style Select Series Fund
              SunAmerica Style Select Trust Fund
              Temple, Texas Firemen's Pension Fund
              Via Metropolitian Transit Retirument Plan
              Volvo Cars of North America

ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE
              P.O. Box 1688
              124 East Marcy Street
              Santa Fe, NM 87501

ITEM 2(C)     CITIZENSHIP
              Colorado Limited Partnership

ITEM 2(D)     TITLE OF CLASS OF SECURITIES
              Common

ITEM 2(E)     CUSIP NUMBER
              251910402

ITEM 3        FIELD PURSUANT TO RULE 13D-1(B)
              (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                 SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 4        OWNERSHIP
              (A) AMOUNT BENEFICIALLY OWNED                                      701,400 shares
              -----------------------------                                      --------------
              Altanta Gas and Light Company                                                           2,900
              Baltimore Gas & Electric Pension Plan                                                   1,200
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                           700
              Central & Southwest                                                                     8,800
              Davis Convertible Securities Fund                                                     174,200
              Davis New York Venture Fund                                                           200,600
              Davis Value Fund                                                                        3,400
              Houston Industries                                                                     11,800
              Mt. Sinai                                                                                 100
              Mt. Sinai Operating Fund                                                                  100
              Mutual Protective Insurance Company                                                       600
              Ned's Island Investment Company                                                         1,300
              New England Zenith Annuity                                                              7,000
              Selected American Shares Fund                                                         255,000
              SunAmerica Style Select Large Cap Value Fund                                              200
              SunAmerica Style Select Series Fund                                                     1,000
              SunAmerica Style Select Trust Fund                                                      30700
              Temple, Texas Firemen's Pension Fund                                                      100
              Via Metropolitian Transit Retirument Plan                                                 600
              Volvo Cars of North America                                                              1100

              (B) PERCENT OF CLASS                                                 23.46%
              --------------------                                                 ------
              Altanta Gas and Light Company                                                           0.10%
              Baltimore Gas & Electric Pension Plan                                                  0.040%
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                        0.023%
              Central & Southwest                                                                    0.294%
              Davis Convertible Securities Fund                                                      5.826%
              Davis New York Venture Fund                                                            6.709%
              Davis Value Fund                                                                       0.114%
              Houston Industries                                                                     0.395%
              Mt. Sinai                                                                              0.003%
              Mt. Sinai Operating Fund                                                               0.003%
              Mutual Protective Insurance Company                                                    0.020%
              Ned's Island Investment Company                                                        0.043%
              New England Zenith Annuity                                                             0.234%
              Selected American Shares Fund                                                          8.528%
              SunAmerica Style Select Large Cap Value Fund                                           0.007%
              SunAmerica Style Select Series Fund                                                    0.033%
              SunAmerica Sty Davis Selected Advisers, L.P.                                           1.027%
              Temple, Texas Firemen's Pension Fund                                                   0.003%
              Via Metropolitian Transit Retirument Plan                                              0.020%
              Volvo Cars of North America                                                            0.037%


                                 SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

              (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                             Davis Selected Advisers, L.P.                       701,400
              (II) SHARED POWER TO VOTE TO DIRECT THE VOTE
                             N/A
              (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                             Davis Selected Advisers, L.P.                       701,400
              (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                             N/A

ITEM 5        NOT APPLICABLE

ITEM 6        NOT APPLICABLE

ITEM 7        NOT APPLICABLE

ITEM 8        NOT APPLICABLE

ITEM 9        NOT APPLICABLE

ITEM 10       CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              SIGNATURE /s/ Anthony Frazia
                        --------------------------------------------------------

              PRINT     Anthony Frazia, Chief Compliance Officer
                        --------------------------------------------------------

              DATE      January 8, 1999
                        --------------------------------------------------------

                                 SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998


ITEM 1(A)    NAME OF ISSUER
             General Growth Properities

ITEM 1(B)    ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
             General Growth Properities
             55 West Monroe Street
             Suite 3100
             Chicago, IL 60603

ITEM 2(A)    NAME OF PERSON FILING
             DAVIS SELECTED ADVISERS, L.P. FOR
             Baltimore Gas & Electric Pension Plan
             Davis Growth & Income Fund
             Davis New York Venture Fund
             Davis Real Estate Fund
             Davis Value Fund
             McKeesport Healthcare
             Mt. Sinai Healthcare Foundation
             Mt. Sinai Operating Account
             New England Zenith Annuity
             SICAV Davis Real Estate Fund
             SunAmerica Style Select Large Cap Value Fund
             SunAmerica Style Select Series Fund
             SunAmerica Series Trust Fund
             Temple, Texas Firemen's Pension Fund
             Via Metropolitian Transit Retirument Plan

ITEM 2(B)    ADDRESS OF PRINCIPAL BUSINESS OFFICE
             P.O. Box 1688
             124 East Marcy Street
             Santa Fe, NM 87501

ITEM 2(C)    CITIZENSHIP
             Colorado Limited Partnership

ITEM 2(D)    TITLE OF CLASS OF SECURITIES
             Common

ITEM 2(E)    CUSIP NUMBER
             370021107

ITEM 3       FIELD PURSUANT TO RULE 13D-1(B)
             (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                 SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 4       OWNERSHIP
             (A) AMOUNT BENEFICIALLY OWNED                                     2,867,600 shares
             -----------------------------                                     ----------------
             Baltimore Gas & Electric Pension Plan                                                       9,700
             Davis Growth & Income Fund                                                                  2,900
             Davis New York Venture Fund                                                             2,313,100
             Davis Real Estate Fund                                                                     50,000
             Davis Value Fund                                                                           46,600
             Mt. Sinai Healthcare Foundation                                                             2,200
             Mt. Sinai Operating Account                                                                 1,300
             New England Zenith Annuity                                                                 80,200
             SICAV Davis Real Estate Fund                                                                  600
             SunAmerica Style Select Large Cap Value Fund                                                3,300
             SunAmerica Style Select Series Fund                                                        14,300
             SunAmerica Series Trust Fund                                                              339,400
             Temple, Texas Firemen's Pension Fund                                                          700
             Via Metropolitian Transit Retirument Plan                                                   3,300

             (B) PERCENT OF CLASS                                                   7.99%
             --------------------                                                   -----
             Baltimore Gas & Electric Pension Plan                                                     0.0270%
             Davis Growth & Income Fund                                                                0.0081%
             Davis New York Venture Fund                                                               6.4426%
             Davis Real Estate Fund                                                                    0.1393%
             Davis Value Fund                                                                          0.1298%
             Mt. Sinai Healthcare Foundation                                                           0.0061%
             Mt. Sinai Operating Account                                                               0.0036%
             New England Zenith Annuity                                                                0.2234%
             SICAV Davis Real Estate Fund                                                              0.0017%
             SunAmerica Style Select Large Cap Value Fund                                              0.0092%
             SunAmerica Style Select Series Fund                                                       0.0398%
             SunAmerica Series Trust Fund                                                              0.9453%
             Temple, Texas Firemen's Pension Fund                                                      0.0019%
             Via Metropolitian Transit Retirument Plan                                                 0.0092%

             (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                            Davis Selected Advisers, L.P.                      2,867,600

             (II) SHARED POWER TO VOTE TO DIRECT THE VOTE
                            N/A

             (III) SOLE POWER TO DISPOSE OR TO DIRECT  THE DISPOSITION OF
                            Davis Selected Advisers, L.P.                      2,867,600

             (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                            N/A

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998


ITEM 5       NOT APPLICABLE

ITEM 6       NOT APPLICABLE

ITEM 7       NOT APPLICABLE

ITEM 8       NOT APPLICABLE

ITEM 9       NOT APPLICABLE

ITEM 10      CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


             SIGNATURE /s/ Anthony Frazia
                       ---------------------------------------------------------

             PRINT     Anthony Frazia, Chief Compliance Officer
                       ---------------------------------------------------------

             DATE      January 8, 1999
                       ---------------------------------------------------------

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 1(A)    NAME OF ISSUER
             General Growth Properities

ITEM 1(B)    ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
             General Growth Properities
             55 West Monroe Street
             Suite 3100
             Chicago, IL 60603

ITEM 2(A)    NAME OF PERSON FILING
             DAVIS SELECTED ADVISERS, L.P. FOR
             Baltimore Gas & Electric Pension Plan
             Davis Convertible Securities Fund
             Davis Growth & Income Fund
             Davis New York Venture Fund
             Davis Real Estate Fund
             Davis Value Fund
             Mt. Sinai Healthcare Foundation
             Mt. Sinai Operating Account
             New England Zenith Annuity
             SICAV Davis Real Estate Fund
             SunAmerica Style Select Large Cap Value Fund
             SunAmerica Style Select Series Fund
             SunAmerica Style Series Trust Fund
             Temple, Texas Firemen's Pension Fund
             Via Metropolitian Transit Retirument Plan

ITEM 2(B)    ADDRESS OF PRINCIPAL BUSINESS OFFICE
             P.O. Box 1688
             124 East Marcy Street
             Santa Fe, NM 87501

ITEM 2(C)    CITIZENSHIP
             Colorado Limited Partnership

ITEM 2(D)    TITLE OF CLASS OF SECURITIES
             Common

ITEM 2(E)    CUSIP NUMBER
             370021206

ITEM 3       FIELD PURSUANT TO RULE 13D-1(B)
             (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 4       OWNERSHIP
             (A) AMOUNT BENEFICIALLY OWNED                                     3,500,100 shares
             -----------------------------                                     ----------------
             Baltimore Gas & Electric Pension Plan                                                          9,900
             Davis Convertible Securities Fund                                                            400,000
             Davis Growth & Income Fund                                                                    80,000
             Davis New York Venture Fund                                                                2,000,000
             Davis Real Estate Fund                                                                       520,000
             Davis Value Fund                                                                              37,300
             Mt. Sinai Healthcare Foundation                                                                1,500
             Mt. Sinai Operating Account                                                                    1,200
             New England Zenith Annuity                                                                    69,000
             SICAV Davis Real Estate Fund                                                                   6,900
             SunAmerica Style Select Large Cap Value Fund                                                   2,500
             SunAmerica Style Select Series Fund                                                           12,600
             SunAmerica Style Series Trust Fund                                                           355,900
             Temple, Texas Firemen's Pension Fund                                                             700
             Via Metropolitian Transit Retirument Plan                                                      2,600

             (B) PERCENT OF CLASS                                                   2.91%
             --------------------                                                   -----
             Baltimore Gas & Electric Pension Plan                                                        0.0083%
             Davis Convertible Securities Fund                                                            0.3333%
             Davis Growth & Income Fund                                                                   0.0667%
             Davis New York Venture Fund                                                                  1.6667%
             Davis Real Estate Fund                                                                       0.4333%
             Davis Value Fund                                                                             0.0311%
             Mt. Sinai Healthcare Foundation                                                              0.0013%
             Mt. Sinai Operating Account                                                                  0.0010%
             New England Zenith Annuity                                                                   0.0575%
             SICAV Davis Real Estate Fund                                                                 0.0058%
             SunAmerica Style Select Large Cap Value Fund                                                 0.0021%
             SunAmerica Style Select Series Fund                                                          0.0105%
             SunAmerica Style Series Trust Fund                                                           0.2966%
             Temple, Texas Firemen's Pension Fund                                                         0.0006%
             Via Metropolitian Transit Retirument Plan                                                    0.0022%

             (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                            Davis Selected                                     3,500,100
                            Advisers,L.P.

             (II) SHARED POWER TO VOTE TO DIRECT THE VOTE
                            N/A

             (III) SOLE POWER TO DISPOSE OR TO DIRECT  THE DISPOSITION OF
                            Davis Selected Advisers, L.P.                      3,500,100

             (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                            N/A

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998


ITEM 5       NOT APPLICABLE

ITEM 6       NOT APPLICABLE

ITEM 7       NOT APPLICABLE

ITEM 8       NOT APPLICABLE

ITEM 9       NOT APPLICABLE

ITEM 10      CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


             SIGNATURE /s/ Anthony Frazia
                       ---------------------------------------------------------

             PRINT     Anthony Frazia, Chief Compliance Officer
                       ---------------------------------------------------------

             DATE      January 8, 1999
                       ---------------------------------------------------------

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998


ITEM 1(A)     NAME OF ISSUER
              Harcourt General Inc.

ITEM 1(B)     ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
              Harcourt General Inc.
              27 Boylston
              Chessnut Hill, MA 02160

ITEM 2(A)     NAME OF PERSON FILING
              DAVIS SELECTED ADVISERS, L.P. FOR
              Altanta Gas and Light Company
              Baltimore Gas & Electric Pension Plan
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Central & SW Systems Pension Plan
              Davis Financial Fund
              Davis New York Venture Fund
              Davis Value Fund
              Houston Industries
              J. H Dehaan FIT\Davis
              McKeesport Healthcare
              Mt. Sinai Healthcare Foundation
              Mt. Sinai Operating Account
              Mutual Protective Insurance Company
              Ned's Island Investment Company
              New England Zenith Annuity
              Selected American Shares Fund
              SICAV Davis Financial Fund
              SunAmerica Style Select Large Cap Value Fund
              SunAmerica Style Select Series Trust Fund
              SunAmerica Series Trust Fund
              Temple, Texas Firemen's Pension Fund
              Via Metropolitian Transit Retirument Plan
              Volvo Cars of North America

ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE
              P.O. Box 1688
              124 East Marcy Street
              Santa Fe, NM 87501

ITEM 2(C)     CITIZENSHIP
              Colorado Limited Partnership

ITEM 2(D)     TITLE OF CLASS OF SECURITIES
              Common

ITEM 2(E)     CUSIP NUMBER
              459200101

ITEM 3        FIELD PURSUANT TO RULE 13D-1(B)
              (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 4        OWNERSHIP
              (A) AMOUNT BENEFICIALLY OWNED                                    3,825,700 shares
              -----------------------------                                    ----------------
              Altanta Gas and Light Company                                                          3,200
              Baltimore Gas & Electric Pension Plan                                                 11,800
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                          800
              Central & SW Systems Pension Plan                                                      8,500
              Davis Financial Fund                                                                  85,000
              Davis New York Venture Fund                                                        2,815,300
              Davis Value Fund                                                                      58,900
              Houston Industries                                                                    13,200
              Mt. Sinai Healthcare Foundation                                                         2700
              Mt. Sinai Operating Account                                                            1,600
              Mutual Protective Insurance Company                                                      700
              Ned's Island Investment Company                                                        1,500
              New England Zenith Annuity                                                            98,200
              Selected American Shares Fund                                                        286,000
              SICAV Davis Financial Fund                                                             1,600
              SunAmerica Style Select Large Cap Value Fund                                           4,100
              SunAmerica Style Select Series Trust Fund                                             18,400
              SunAmerica Series Trust Fund                                                         407,600
              Temple, Texas Firemen's Pension Fund                                                     800
              Via Metropolitian Transit Retirument Plan                                              4,500
              Volvo Cars of North America                                                            1,300

              (B) PERCENT OF CLASS                                                  7.50%
              --------------------                                                  -----
              Altanta Gas and Light Company                                                        0.0063%
              Baltimore Gas & Electric Pension Plan                                                0.0231%
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                      0.0016%
              Central & SW Systems Pension Plan                                                    0.0167%
              Davis Financial Fund                                                                 0.1667%
              Davis New York Venture Fund                                                          5.5214%
              Davis Value Fund                                                                     0.1155%
              Houston Industries                                                                   0.0259%
              Mt. Sinai Healthcare Foundation                                                      0.0053%
              Mt. Sinai Operating Account                                                          0.0031%
              Mutual Protective Insurance Company                                                  0.0014%
              Ned's Island Investment Company                                                      0.0029%
              New England Zenith Annuity                                                           0.1926%
              Selected American Shares Fund                                                        0.5609%
              SICAV Davis Financial Fund                                                           0.0031%
              SunAmerica Style Select Large Cap Value Fund                                         0.0080%
              SunAmerica Style Select Series Trust Fund                                            0.0361%
              SunAmerica Series Trust Fund                                                         0.7994%
              Temple, Texas Firemen's Pension Fund                                                 0.0016%
              Via Metropolitian Transit Retirument Plan                                            0.0088%
              Volvo Cars of North America                                                          0.0025%

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

              (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                             Davis Selected Advisers, L.P.                      3,825,700

              (II) SHARED POWER TO VOTE TO DIRECT THE VOTE
                             N/A

              (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                             Davis Selected Advisers, L.P.                     3,825,700

              (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                             N/A

ITEM 5        NOT APPLICABLE

ITEM 6        NOT APPLICABLE

ITEM 7        NOT APPLICABLE

ITEM 8        NOT APPLICABLE

ITEM 9        NOT APPLICABLE

ITEM 10       CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              SIGNATURE /s/ Anthony Frazia
                        --------------------------------------------------------

              PRINT     Anthony Frazia, Chief Compliance Officer
                        --------------------------------------------------------

              DATE      January 8, 1999
                        --------------------------------------------------------

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998


ITEM 1(A)     NAME OF ISSUER
              Home Properties NY Inc.

ITEM 1(B)     ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
              Home Properties NY Inc.
              850 Clinton Square
              Rochester, NY 14604

ITEM 2(A)     NAME OF PERSON FILING
              DAVIS SELECTED ADVISERS, L.P. FOR
              Baltimore Gas & Electric Pension Plan
              Davis New York Venture Fund
              Davis Real Estate
              Davis Value Fund
              Mt. Sinai Healthcare Foundation
              Mt. Sinai Operating Account
              New England Zenith Annuity
              SICAV Davis Real Estate Fund
              SunAmerica Style Select Large Cap Value Fund
              SunAmerica Style Select Series Trust Fund
              SunAmerica Series Trust Fund
              Temple, Texas Firemen's Pension Fund
              Via Metropolitian Transit Retirument Plan

ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE
              P.O. Box 1688
              124 East Marcy Street
              Santa Fe, NM 87501

ITEM 2(C)     CITIZENSHIP
              Colorado Limited Partnership

ITEM 2(D)     TITLE OF CLASS OF SECURITIES
              Common

ITEM 2(E)     CUSIP NUMBER
              573284106

ITEM 3        FIELD PURSUANT TO RULE 13D-1(B)
              (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 4        OWNERSHIP
              (A) AMOUNT BENEFICIALLY OWNED                                    1,155,800 shares
              -----------------------------                                    ----------------
              Baltimore Gas & Electric Pension Plan                                                        100
              Davis New York Venture Fund                                                              236,900
              Davis Real Estate                                                                        755,500
              Davis Value Fund                                                                             500
              Mt. Sinai Healthcare Foundation                                                              200
              Mt. Sinai Operating Account                                                                  100
              New England Zenith Annuity                                                                 8,200
              SICAV Davis Real Estate Fund                                                              10,100
              SunAmerica Style Select Large Cap Value Fund                                                 300
              SunAmerica Style Select Series Trust Fund                                                    500
              SunAmerica Series Trust Fund                                                             142,900
              Temple, Texas Firemen's Pension Fund                                                         100
              Via Metropolitian Transit Retirument Plan                                                    400

              (B) PERCENT OF CLASS                                                  6.86%
              --------------------                                                  -----
              Baltimore Gas & Electric Pension Plan                                                    0.0006%
              Davis New York Venture Fund                                                              1.4056%
              Davis Real Estate                                                                        4.4826%
              Davis Value Fund                                                                         0.0030%
              Mt. Sinai Healthcare Foundation                                                          0.0012%
              Mt. Sinai Operating Account                                                              0.0006%
              New England Zenith Annuity                                                               0.0487%
              SICAV Davis Real Estate Fund                                                             0.0599%
              SunAmerica Style Select Large Cap Value Fund                                             0.0018%
              SunAmerica Style Select Series Trust Fund                                                0.0030%
              SunAmerica Series Trust Fund                                                             0.8479%
              Temple, Texas Firemen's Pension Fund                                                     0.0006%
              Via Metropolitian Transit Retirument Plan                                                0.0024%

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

              (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                            Davis Selected Advisers, L.P.                      1,155,800

              (II)  SHARED POWER TO VOTE TO DIRECT THE VOTE
                            N/A

              (III) SOLE POWER TO DISPOSE OR TO DIRECT  THE DISPOSITION OF
                            Davis Selected Advisers, L.P.                      1,155,800

              (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                            N/A

ITEM 5        NOT APPLICABLE

ITEM 6        NOT APPLICABLE

ITEM 7        NOT APPLICABLE

ITEM 8        NOT APPLICABLE

ITEM 9        NOT APPLICABLE

ITEM 10       CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              SIGNATURE /s/ Anthony Frazia
                        --------------------------------------------------------

              PRINT     Anthony Frazia, Chief Compliance Officer
                        --------------------------------------------------------

              DATE      January 8, 1999
                        --------------------------------------------------------

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 1(A)     NAME OF ISSUER
              Martin Marietta Materials

ITEM 1(B)     ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
              Martin Marietta Materials
              2710 Wycliff Road
              Raleigh, NC 27607

ITEM 2(A)     NAME OF PERSON FILING
              DAVIS SELECTED ADVISERS, L.P. FOR
              Atlanta Gas and Light Company
              Baltimore Gas & Electric Pension Plan
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Central & SW Systems Pension Plan
              Davis Financial Fund
              Davis Growth & Income Fund
              Davis New York Venture Fund
              Davis Value Fund
              Houston Industries Masters Select Fund
              Mennen Family Trust
              Mt. Sinai Healthcare Foundation
              Mt. Sinai Operating Account
              Mutual Procective Insurance Company
              Ned's Island Investment Company
              New England Zenith Annuity
              Selected American Shares, Inc.
              SICAV Davis Financial Fund
              SunAmerica Style Select Large Cap Value Fund
              SunAmerica Style Select Series Trust Fund
              SunAmerica Series Trust Fund
              Temple, Texas Firemen's Pension Fund
              Via Metropolitian Transit Retirument Plan
              Volvo Cars of North America

ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE
              P.O. Box 1688
              124 East Marcy Street
              Santa Fe, NM 87501

ITEM 2(C)     CITIZENSHIP
              Colorado Limited Partnership

ITEM 2(D)     TITLE OF CLASS OF SECURITIES
              Common

ITEM 2(E)     CUSIP NUMBER
              573284106

ITEM 3        FIELD PURSUANT TO RULE 13D-1(B)
              (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 4        OWNERSHIP
              (A) AMOUNT BENEFICIALLY OWNED                                    6,653,800 shares
              -----------------------------                                    ----------------
              Atlanta Gas and Light Company                                                           10,100
              Baltimore Gas & Electric Pension Plan                                                   17,000
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                          2,300
              Central & SW Systems Pension Plan                                                       27,300
              Davis Financial Fund                                                                   598,300
              Davis Growth & Income Fund                                                              60,000
              Davis New York Venture Fund                                                          4,036,700
              Davis Value Fund                                                                        83,700
              Houston Industries                                                                      47,600
              Masters Select Fund                                                                     40,000
              Mennen Family Trust                                                                      5,300
              Mt. Sinai Healthcare Foundation                                                          3,800
              Mt. Sinai Operating Account                                                              2,300
              Mutual Procective Insurance Company                                                      2,000
              Ned's Island Investment Company                                                          4,700
              New England Zenith Annuity                                                             140,800
              Selected American Shares, Inc.                                                         930,600
              SICAV Davis Financial Fund                                                              13,400
              SunAmerica Style Select Large Cap Value Fund                                             5,900
              SunAmerica Style Select Series Trust Fund                                               25,500
              SunAmerica Series Trust Fund                                                           585,500
              Temple, Texas Firemen's Pension Fund                                                     1,200
              Via Metropolitian Transit Retirument Plan                                                6,100
              Volvo Cars of North America                                                               3700

              (B) PERCENT OF CLASS                                                 14.29%
              --------------------                                                 ------
              Atlanta Gas and Light Company                                                          0.0217%
              Baltimore Gas & Electric Pension Plan                                                  0.0365%
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                        0.0049%
              Central & SW Systems Pension Plan                                                      0.0586%
              Davis Financial Fund                                                                   1.2846%
              Davis Growth & Income Fund                                                             0.1288%
              Davis New York Venture Fund                                                            8.6671%
              Davis Value Fund                                                                       0.1797%
              Houston Industries                                                                     0.1022%
              Masters Select Fund                                                                    0.0859%
              Mennen Family Trust                                                                    0.0114%
              Mt. Sinai Healthcare Foundation                                                        0.0082%
              Mt. Sinai Operating Account                                                            0.0049%
              Mutual Procective Insurance Company                                                    0.0043%
              Ned's Island Investment Company                                                        0.0101%
              New England Zenith Annuity                                                             0.3023%
              Selected American Shares, Inc.                                                         1.9981%
              SICAV Davis Financial Fund                                                             0.0288%
              SunAmerica Style Select Large Cap Value Fund                                           0.0127%
              SunAmerica Style Select Series Trust Fund                                              0.0548%
              SunAmerica Series Trust Fund                                                           1.2571%
              Temple, Texas Firemen's Pension Fund                                                   0.0026%
              Via Metropolitian Transit Retirument Plan                                              0.0131%
              Volvo Cars of North America                                                            0.0079%

              (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                              Davis Selected Advisers, L.P.                    6,653,800

              (II) SHARED POWER TO VOTE TO DIRECT THE VOTE
                              N/A

              (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                              Davis Selected Advisers, L.P.                    6,653,800

              (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                              N/A

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 5        NOT APPLICABLE

ITEM 6        NOT APPLICABLE

ITEM 7        NOT APPLICABLE

ITEM 8        NOT APPLICABLE

ITEM 9        NOT APPLICABLE

ITEM 10       CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              SIGNATURE /s/ Anthony Frazia
                        --------------------------------------------------------

              PRINT     Anthony Frazia, Chief Compliance Officer
                        --------------------------------------------------------

              DATE      January 8, 1999
                        --------------------------------------------------------

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 1(A)     NAME OF ISSUER
              Meditrust Corp.

ITEM 1(B)     ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
              Meditrust Corp.
              197 First Avenue, Suite 300
              Needham Heights, MA 02194

ITEM 2(A)     NAME OF PERSON FILING
              DAVIS SELECTED ADVISERS, L.P. FOR
              Davis Real Estate Fund
              SICAV Davis Real Estate Fund
              SunAmerica Style Series Trust Fund

ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE
              P.O. Box 1688
              124 East Marcy Street
              Santa Fe, NM 87501

ITEM 2(C)     CITIZENSHIP
              Colorado Limited Partnership

ITEM 2(D)     TITLE OF CLASS OF SECURITIES
              Common

ITEM 2(E)     CUSIP NUMBER
              58501T306

ITEM 3        FIELD PURSUANT TO RULE 13D-1(B)
              (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

ITEM 4        OWNERSHIP
              (A) AMOUNT BENEFICIALLY OWNED                                    866,300 shares
              -----------------------------                                    --------------
              Davis Real Estate Fund                                                             750,000
              SICAV Davis Real Estate Fund                                                        10,100
              SunAmerica Style Series Trust Fund                                                 106,200
              (B) PERCENT OF CLASS                                                7.58%
              --------------------                                                -----
              Davis Real Estate Fund                                                              0.0657
              SICAV Davis Real Estate Fund                                                        0.0009
              SunAmerica Style Series Trust Fund                                                  0.0093

              (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                             Davis Selected Advisers, L.P.                     866,300

              (II) SHARED POWER TO VOTE TO DIRECT THE VOTE
                             N/A

              (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                             Davis Selected Advisers, L.P.                     866,300
              (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                             N/A

ITEM 5        NOT APPLICABLE

ITEM 6        NOT APPLICABLE

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998


ITEM 7        NOT APPLICABLE

ITEM 8        NOT APPLICABLE

ITEM 9        NOT APPLICABLE

ITEM 10       CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              SIGNATURE /s/ Anthony Frazia
                        --------------------------------------------------------

              PRINT     Anthony Frazia, Chief Compliance Officer
                        --------------------------------------------------------

              DATE      January 8, 1999
                        --------------------------------------------------------

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998


ITEM 1(A)     NAME OF ISSUER
              RLI Corporation

ITEM 1(B)     ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
              RLI Corporation
              9025 North Lindbergh Drive
              Peoria, IL 61615-1431

ITEM 2(A)     NAME OF PERSON FILING
              DAVIS SELECTED ADVISERS, L.P. FOR
              Davis Financial Fund
              SICAV Davis Financial Fund

ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE
              P.O. Box 1688
              124 East Marcy Street
              Santa Fe, NM 87501

ITEM 2(C)     CITIZENSHIP
              Colorado Limited Partnership

ITEM 2(D)     TITLE OF CLASS OF SECURITIES
              Common

ITEM 2(E)     CUSIP NUMBER
              749607107

ITEM 3        FIELD PURSUANT TO RULE 13D-1(B)
              (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

ITEM 4        OWNERSHIP
              (A) AMOUNT BENEFICIALLY OWNED                                    523,700 shares
              -----------------------------                                    --------------
              Davis Financial Fund                                                                    513,075
              SICAV Davis Financial Fund                                                               10,625

              (B) PERCENT OF CLASS                                                5.04%
              --------------------                                                -----
              Davis Financial Fund                                                                     0.0494
              SICAV Davis Financial Fund                                                               0.0010

              (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                              Davis Selected Advisers, L.P.                    523,700

              (II) SHARED POWER TO VOTE TO DIRECT THE VOTE
                              N/A

              (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                              Davis Selected Advisers, L.P.                    523,700

              (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                              N/A

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 5        NOT APPLICABLE

ITEM 6        NOT APPLICABLE

ITEM 7        NOT APPLICABLE

ITEM 8        NOT APPLICABLE

ITEM 9        NOT APPLICABLE

ITEM 10       CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              SIGNATURE /s/ Anthony Frazia
                        --------------------------------------------------------

              PRINT     Anthony Frazia, Chief Compliance Officer
                        --------------------------------------------------------

              DATE      January 8, 1999
                        --------------------------------------------------------

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998


ITEM 1(A)     NAME OF ISSUER
              Rouse Co.

ITEM 1(B)     ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
              Rouse Co.
              10275 Little Patuxent Parkway
              Columbia, MD 21044

ITEM 2(A)     NAME OF PERSON FILING
              DAVIS SELECTED ADVISERS, L.P. FOR
              Baltimore Gas & Electric Pension Plan
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Davis Growth & Income Fund
              Davis New York Venture Fund
              Davis Real Estate Fund
              Davis Value Fund
              McKeesport Healthcare
              Mt. Sinai Healthcare Foundation
              Mt. Sinai Operating Account
              New England Zenith Annuity
              SICAV Davis Real Estate Fund
              SunAmerica Style Select Large Cap Value Fund
              SunAmerica Style Select Series Trust Fund
              SunAmerica Series Trust Fund
              Temple, Texas Firemen's Pension Fund
              Via Metropolitian Transit Retirument Plan

ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE
              P.O. Box 1688
              124 East Marcy Street
              Santa Fe, NM 87501

ITEM 2(C)     CITIZENSHIP
              Colorado Limited Partnership

ITEM 2(D)     TITLE OF CLASS OF SECURITIES
              Common

ITEM 2(E)     CUSIP NUMBER
              779273101

ITEM 3        FIELD PURSUANT TO RULE 13D-1(B)
              (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 4        OWNERSHIP
              (A) AMOUNT BENEFICIALLY OWNED                                    5,902,900 shares
              -----------------------------                                    ----------------
              Baltimore Gas & Electric Pension Plan                                                  19,700
              Davis Growth & Income Fund                                                            110,000
              Davis New York Venture Fund                                                         4,322,700
              Davis Real Estate Fund                                                                465,100
              Davis Value Fund                                                                       86,600
              Mt. Sinai Healthcare Foundation                                                         3,800
              Mt. Sinai Operating Account                                                             2,200
              New England Zenith Annuity                                                            150,800
              SICAV Davis Real Estate Fund                                                            6,100
              SunAmerica Style Select Large Cap Value Fund                                            6,200
              SunAmerica Style Select Series Trust Fund                                              27,400
              SunAmerica Series Trust Fund                                                          694,300
              Temple, Texas Firemen's Pension Fund                                                    1,200
              Via Metropolitian Transit Retirument Plan                                                6800
              (B) PERCENT OF CLASS                                                  8.62%
              --------------------                                                  -----
              Baltimore Gas & Electric Pension Plan                                                 0.0288%
              Davis Growth & Income Fund                                                            0.1606%
              Davis New York Venture Fund                                                           6.3101%
              Davis Real Estate Fund                                                                0.6789%
              Davis Value Fund                                                                      0.1264%
              Mt. Sinai Healthcare Foundation                                                       0.0055%
              Mt. Sinai Operating Account                                                           0.0032%
              New England Zenith Annuity                                                            0.2201%
              SICAV Davis Real Estate Fund                                                          0.0089%
              SunAmerica Style Select Large Cap Value Fund                                          0.0091%
              SunAmerica Style Select Series Trust Fund                                             0.0400%
              SunAmerica Series Trust Fund                                                          1.0135%
              Temple, Texas Firemen's Pension Fund                                                  0.0018%
              Via Metropolitian Transit Retirument Plan                                             0.0099%

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

              (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                              Davis Selected Advisers, L.P.                    5,902,900

              (II)  SHARED POWER TO VOTE TO DIRECT THE VOTE
                              N/A

              (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                              Davis Selected Advisers, L.P.                    5,902,900

              (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                              N/A

ITEM 5        NOT APPLICABLE

ITEM 6        NOT APPLICABLE

ITEM 7        NOT APPLICABLE

ITEM 8        NOT APPLICABLE

ITEM 9        NOT APPLICABLE

ITEM 10       CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              SIGNATURE /s/ Anthony Frazia
                        --------------------------------------------------------

              PRINT     Anthony Frazia, Chief Compliance Officer
                        --------------------------------------------------------

              DATE      January 8, 1999
                        --------------------------------------------------------

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998


ITEM 1(A)     NAME OF ISSUER
              Rouse Co.

ITEM 1(B)     ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
              Rouse Co.
              10275 Little Patuxent Parkway
              Columbia, MD 21044

ITEM 2(A)     NAME OF PERSON FILING
              DAVIS SELECTED ADVISERS, L.P. FOR
              Atlanta Gas and Light Company
              Baltimore Gas & Electric Pension Plan
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Central & SW Systems Pension Plan
              Davis Convertible Securities Fund
              Davis New York Venture Fund
              Davis Real Estate Fund
              Davis Value Fund
              Houston Industries
              Mt. Sinai Healthcare Foundation
              Mutual Procective Insurance Company
              Ned's Island Investment Company
              New England Zenith Annuity
              Selected American Shares, Inc.
              SICAV Davis Real Estate Fund
              SunAmerica Style Select Large Cap Value Fund
              SunAmerica Style Select Series Trust Fund
              SunAmerica Series Trust Fund
              Via Metropolitian Transit Retirument Plan
              Volvo Cars of North America

ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE
              P.O. Box 1688
              124 East Marcy Street
              Santa Fe, NM 87501

ITEM 2(C)     CITIZENSHIP
              Colorado Limited Partnership

ITEM 2(D)     TITLE OF CLASS OF SECURITIES
              Common

ITEM 2(E)     CUSIP NUMBER
              779273309

ITEM 3        FIELD PURSUANT TO RULE 13D-1(B)
              (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 4        OWNERSHIP
              (A) AMOUNT BENEFICIALLY OWNED                                    708,600 shares
              -----------------------------                                    --------------
              Atlanta Gas and Light Company                                                           4,100
              Baltimore Gas & Electric Pension Plan                                                     600
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                           900
              Central & SW Systems Pension Plan                                                      12,500
              Davis Convertible Securities Fund                                                      98,000
              Davis New York Venture Fund                                                           131,900
              Davis Real Estate Fund                                                                 50,000
              Davis Value Fund                                                                        1,100
              Houston Industries                                                                     16,700
              Mt. Sinai Healthcare Foundation                                                           100
              Mutual Procective Insurance Company                                                       800
              Ned's Island Investment Company                                                         1,800
              New England Zenith Annuity                                                              4,400
              Selected American Shares, Inc.                                                        361,400
              SICAV Davis Real Estate Fund                                                              600
              SunAmerica Style Select Large Cap Value Fund                                              200
              SunAmerica Style Select Series Trust Fund                                                 400
              SunAmerica Series Trust Fund                                                           21,400
              Via Metropolitian Transit Retirument Plan                                                 200
              Volvo Cars of North America                                                             1,500

              (B) PERCENT OF CLASS                                               17.72%
              --------------------                                               ------
              Atlanta Gas and Light Company                                                         0.1025%
              Baltimore Gas & Electric Pension Plan                                                 0.0150%
              Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                       0.0225%
              Central & SW Systems Pension Plan                                                     0.3125%
              Davis Convertible Securities Fund                                                     2.4500%
              Davis New York Venture Fund                                                           3.2975%
              Davis Real Estate Fund                                                                1.2500%
              Davis Value Fund                                                                      0.0275%
              Houston Industries                                                                    0.4175%
              Mt. Sinai Healthcare Foundation                                                       0.0025%
              Mutual Procective Insurance Company                                                   0.0200%
              Ned's Island Investment Company                                                       0.0450%
              New England Zenith Annuity                                                            0.1100%
              Selected American Shares, Inc.                                                        9.0350%
              SICAV Davis Real Estate Fund                                                          0.0150%
              SunAmerica Style Select Large Cap Value Fund                                          0.0050%


                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

              SunAmerica Style Select Series Trust Fund                                             0.0100%
              SunAmerica Series Trust Fund                                                          0.5350%
              Via Metropolitian Transit Retirument Plan                                             0.0050%
              Volvo Cars of North America                                                           0.0375%

              (C) NUMBER OF Davis Selected Advisers, L.P.                      708,600

              (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                             N/A
              (II) SHARED POWER TO VOTE TO DIRECT THE VOTE
                             Davis Selected Advisers, L.P.                     708,600
              (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                             N/A
              (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF


ITEM 5

ITEM 6        NOT APPLICABLE

ITEM 7        NOT APPLICABLE

ITEM 8        NOT APPLICABLE

ITEM 9        NOT APPLICABLE

ITEM 10       NOT APPLICABLE

              CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              SIGNATURE /s/ Anthony Frazia
                        --------------------------------------------------------

              PRINT     Anthony Frazia, Chief Compliance Officer
                        --------------------------------------------------------

              DATE      January 8, 1999
                        --------------------------------------------------------

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998


ITEM 1(A)    NAME OF ISSUER
             Transatlantic Holdings, Inc.

ITEM 1(B)    ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
             Transatlantic Holdings, Inc.
             80 Pine Street
             New York, NY 10005

ITEM 2(A)    NAME OF PERSON FILING
             DAVIS SELECTED ADVISERS, L.P. FOR
             Atlanta Gas ans Light Company
             Baltimore Gas & Electric Pension Plan
             Catholic Mutual Relief Society of Amer. Retirement Plan & Trust Central & SW Systems Pension Plan
             Davis Financial Fund
             Davis Financial Fund
             Davis Growth & Income Fund
             Davis New York Venture Fund
             Davis Value Fund
             Houston Industries Masters Select Fund
             Mt. Sinai Healthcare Foundation
             Mt. Sinai Operating Account
             Mutual Procective Insurance Company
             Ned's Island Investment Company
             New England Zenith Annuity
             Selected American Shares, Inc.
             SICAV Davis Financial Fund
             SunAmerica Style Select Large Cap Value Fund
             SunAmerica Style Select Series Trust Fund
             SunAmerica Series Trust Fund
             Temple, Texas Firemen's Pension Fund
             Via Metropolitian Transit Retirument Plan
             Volvo Cars of North America

ITEM 2(B)    ADDRESS OF PRINCIPAL BUSINESS OFFICE
             P.O. Box 1688
             124 East Marcy Street
             Santa Fe, NM 87501

ITEM 2(C)    CITIZENSHIP
             Colorado Limited Partnership

ITEM 2(D)    TITLE OF CLASS OF SECURITIES
             Common

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 2(E)    CUSIP NUMBER
             893521104

ITEM 3       FIELD PURSUANT TO RULE 13D-1(B)
             (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

ITEM 4       OWNERSHIP
             (A) AMOUNT BENEFICIALLY OWNED                                     5,779,050 shares
             -----------------------------                                     ----------------
             Atlanta Gas ans Light Company                                                            8,100
             Baltimore Gas & Electric Pension Plan                                                   13,650
             Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                          1,700
             Central & SW Systems Pension Plan                                                       21,300
             Davis Financial Fund                                                                   761,700
             Davis Growth & Income Fund                                                              42,000
             Davis New York Venture Fund                                                          3,309,300
             Davis Value Fund                                                                        68,100
             Houston Industries                                                                      36,500
             Masters Select Fund                                                                     61,000
             Mennen Family Trust Fund                                                                 4,300
             Mt. Sinai Healthcare Foundation                                                          3,150
             Mt. Sinai Operating Account                                                              1,800
             Mutual Procective Insurance Company                                                      1,500
             Ned's Island Investment Company                                                          3,700
             New England Zenith Annuity                                                             115,450
             Selected American Shares, Inc.                                                         732,200
             SICAV Davis Financial Fund                                                              16,800
             SunAmerica Style Select Large Cap Value Fund                                             5,400
             SunAmerica Style Select Series Trust Fund                                               23,500
             SunAmerica Series Trust Fund                                                           538,900
             Temple, Texas Firemen's Pension Fund                                                     1,050
             Via Metropolitian Transit Retirument Plan                                                5,050
             Volvo Cars of North America                                                              2,900

             (B) PERCENT OF CLASS                                                  16.68%
             --------------------                                                  ------
             Atlanta Gas ans Light Company                                                          0.0234%
             Baltimore Gas & Electric Pension Plan                                                  0.0394%
             Catholic Mutual Relief Society of Amer. Retirement Plan & Trust                        0.0049%
             Central & SW Systems Pension Plan                                                      0.0615%
             Davis Financial Fund                                                                   2.1981%
             Davis Growth & Income Fund                                                             0.1212%
             Davis New York Venture Fund                                                            9.5501%
             Davis Value Fund                                                                       0.1965%

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

             Houston Industries                                                                     0.1053%
             Masters Select Fund                                                                    0.1760%
             Mennen Family Trust Fund                                                               0.0124%
             Mt. Sinai Healthcare Foundation                                                        0.0091%
             Mt. Sinai Operating Account                                                            0.0052%
             Mutual Procective Insurance Company                                                    0.0043%
             Ned's Island Investment Company                                                        0.0107%
             New England Zenith Annuity                                                             0.3332%
             Selected American Shares, Inc.                                                         2.1130%
             SICAV Davis Financial Fund                                                             0.0485%
             SunAmerica Style Select Large Cap Value Fund                                           0.0156%
             SunAmerica Style Select Series Trust Fund                                              0.0678%
             SunAmerica Series Trust Fund                                                           1.5552%
             Temple, Texas Firemen's Pension Fund                                                   0.0030%
             Via Metropolitian Transit Retirument Plan                                              0.0146%
             Volvo Cars of North America                                                            0.0084%

             (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                             Davis Selected Advisers, L.P.                     5,779,050

             (II)  SHARED POWER TO VOTE TO DIRECT THE VOTE
                             N/A

             (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                             Davis Selected Advisers, L.P.                     5,779,050

             (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                             N/A

ITEM 5       NOT APPLICABLE

ITEM 6       NOT APPLICABLE

ITEM 7       NOT APPLICABLE

ITEM 8       NOT APPLICABLE

ITEM 9       NOT APPLICABLE

                                SCHEDULE 13 G
                         DAVIS SELECTED ADVISERS, L.P.
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            AS OF DECEMBER 31, 1998

ITEM 10      CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the controlof the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such pruposes or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


             SIGNATURE /s/ Anthony Frazia
                       ---------------------------------------------------------

             PRINT     Anthony Frazia, Chief Compliance Officer
                       ---------------------------------------------------------

             DATE      January 8, 1999
                       ---------------------------------------------------------